EXHIBIT 18
September 30, 2009
Vulcan Materials Company
1200 Urban Center Drive
Birmingham, Alabama 35242
Dear Sirs/Madams:
At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended September 30, 2009, of the facts relating to the change in depreciation method on your cement production facilities from the straight line method to the units of production method which you consider a change in accounting estimate effected by a change in accounting principle. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.
We have not audited any consolidated financial statements of Vulcan Materials Company and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2008. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Vulcan Materials Company and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2008.
Yours truly,

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Birmingham, Alabama